Exhibit 4

                              COMUNICADO RELEVANTE


Informamos que, nos ultimos dias, temos recebido diversas consultas de analistas de mercado sobre um item do balanco de junho, em particular a Nota Explicativa
n. 6 em que estao descriminados os mutuos com coligadas. O ponto em questao foi a existencia de um emprestimo de R$ 45,3 milhoes ao Haras Joter Ltda., empresa controlada pelo Dr. Jorge Gerdau Johannpeter.

Esclarecemos que este emprestimo, concedido a taxas de mercado, foi quitado no mes de agosto passado. O balanco dos nove meses que deve ser divulgado nos proximos dias ja refletira esta mudanca.

Atenciosamente.

Osvaldo B. Schirmer
VP Executivo e Diretor de Relacoes com Investidores
Gerdau S.A.


RELEVANT INFORMATION


We would like to inform that in recent days we have received several requests from analysts for clarification of an item of the results disclosed in June, especially Note #6 that refers to Intercompany Loans. The point in question is the existence of a loan of R$ 45.3 million to Haras Joter Ltd., a company controlled by Mr. Jorge Gerdau Johannpeter.

We would like to explain that this loan, granted under normal market terms, has been liquidated in August. The nine months balance sheet that will be announced and disclosed shortly will contemplate this change.

Sincerely,


Osvaldo B. Schirmer
Executive VP and Director of Investor Relations
Gerdau S.A.